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                                                                     EXHIBIT 4.2

                                    NRP INC.
                             1995 STOCK OPTION PLAN


1. PURPOSE OF THE PLAN. The purpose of the NRP Inc. 1995 Stock Option Plan is to advance the interests of NRP Inc. by strengthening the ability of the Company and its Subsidiaries to attract and retain key personnel of high caliber through encouraging a sense of proprietorship by means of stock ownership.

         Certain options granted under this Plan are intended to qualify as "incentive stock options" pursuant to Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), while certain other options granted under the Plan will constitute nonqualified options.

2. DEFINITIONS. As used in this Plan, and in any Option Agreement, the following terms shall apply:

         (a)     "Board" shall mean the Board of Directors of the Company.

         (b) "Common Stock" shall mean the Common Stock of the Company, par value $.01 per share. Except as otherwise provided herein, all Common Stock issued pursuant to the Plan shall have the same rights as all other issued and outstanding shares of Common Stock, including but not limited to voting rights, the right to dividends, if declared and paid, and the right to pro rata distributions of the Company's assets in the event of liquidation.

         (c) "Committee" shall mean the committee described in Section 18 that administers the Plan.

         (d)     "Company" shall mean NRP Inc., a Delaware corporation.

         (e) "Date of Grant" shall mean the date on which an Option is granted pursuant to this Plan or, if the Committee so determines, the date specified by the Committee as the date the award is to be effective.

         (f) "Disinterested Director" shall mean a director who is not, during the one year prior to service as an administrator of the Plan, granted or awarded an Option pursuant to the Plan or any other plan of the Company or any of its affiliates (except as may be permitted by Rule 16b-3).

         (g) "Employee" shall mean any officer or other key employee of the Company or one of its Subsidiaries (including any director who is also an officer or key employee of the Company or one of its Subsidiaries).

         (h) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         (i) "Fair Market Value" shall mean the closing sales price (or average of the quoted closing bid and asked prices if there is no closing sale price reported) of the Common Stock on the





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date specified as reported by NASDAQ or by the principal national stock exchange on which the Common Stock is then listed. If there is no reported price information for such date, the Fair Market Value will be determined by the Committee, in its sole discretion. In making such determination, the Committee may, but shall not be obligated to, commission and rely upon an independent appraisal of the Common Stock.

         (j) "Nonqualified Option" shall mean any Option that is not a Qualified Option.

         (k) "Option" shall mean a stock option granted pursuant to Section 6 of this Plan.

         (l)     "Optionee" shall mean any individual who receives an Option.

         (m) "Plan" shall mean the NRP Inc. 1995 Stock Option Plan, as amended from time to time.

         (n) "Qualified Option" shall mean any Option that is intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Code.

         (o) "Rule 16b-3" shall mean Rule 16b-3 of the rules and regulations under the Exchange Act, as Rule 16b-3 may be amended from time to time, and any successor provisions to Rule 16b-3 under the Exchange Act.

         (p) "Subsidiary" shall mean any now existing or hereinafter organized or acquired corporation of which more than fifty percent (50%) of the issued and outstanding voting stock is owned or controlled directly or indirectly by the Company or through one or more Subsidiaries of the Company.

3. TERM OF PLAN. The Plan was adopted by the Board to be effective as of March 1, 1995 and, to qualify for the benefits of Rule 16b-3 and to permit the granting of Qualified Options under the Code, will be submitted for approval by the stockholders of the Company by the affirmative votes of the holders of a majority of the shares of Common Stock then issued and outstanding. The Plan shall continue in effect until terminated pursuant to Section 18(a).

4. SHARES SUBJECT TO THE PLAN. The aggregate number of shares of Common Stock issuable upon the exercise of Options granted under this Plan shall not exceed 2,410,880 shares of Common Stock, subject to adjustment pursuant to
Section 17. Shares issuable upon the exercise of Options may be either authorized and previously unissued shares or previously issued shares that have been reacquired by the Company. The Company shall, during the term of this Plan, reserve and keep available a number of shares of Common Stock sufficient to satisfy the requirements of the Plan. If an Option should expire or become unexercisable for any reason without having been exercised in full, then the shares that were subject thereto shall, unless the Plan shall have terminated, become immediately available for the grant of additional Options under this Plan, subject to the limitations set forth above. In addition, for purposes of calculating the aggregate number of shares that may be issued under this Plan, only the net shares issued (including the shares, if any, withheld for tax withholding requirements) shall be counted when shares of Common Stock are used as full or partial





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payment for shares issued upon exercise of an Option.  Shares tendered by an
Optionee as payment for shares issued upon such exercise shall be available for reissuance under the Plan.

5. ELIGIBILITY. Options may be granted under Section 6 to such Employees of the Company or its Subsidiaries as shall be determined by the Committee. In connection with the granting of Qualified Options, the aggregate Fair Market Value (determined at the Date of Grant of a Qualified Option) of the shares with respect to which Qualified Options are exercisable for the first time by an Optionee during any calendar year (under all such plans of the Optionee's employer corporation and its parent and subsidiary corporations as defined in
Section 424(e) and (f) of the Code, or a corporation or a parent or subsidiary corporation of such corporation issuing or assuming an Option in a transaction to which Section 424(a) of the Code applies (collectively, such corporations described in this sentence are hereinafter referred to as "Related Companies")) shall not exceed $100,000 or such other amount as from time to time provided in
Section 422(d) of the Code or any successor provision. In connection with the granting of any Options under this Plan, the appropriate number of shares of Common Stock issuable to any single employee shall not exceed the number of shares subject to the Plan referred to in Section 4.

6. GRANT OF OPTIONS. The Committee shall determine the number of shares of Common Stock to be offered from time to time pursuant to Options granted hereunder and shall grant Options under the Plan. The grant of Options shall be evidenced by Option agreements containing such terms and provisions as are approved by the Committee and executed on behalf of the Company by an appropriate officer (an "Option Agreement").

7. TIME OF GRANT OF OPTIONS. The date of grant of an Option under the Plan shall be the date on which the Committee awards the Option or, if the Committee so determines, the date specified by the Committee as the date the award is to be effective. Notice of the grant shall be given to each Optionee to whom an Option is granted promptly after the date of such grant.

8. EXERCISE PRICE. The Option price for each share of Common Stock subject to an Option (the "Exercise Price") granted pursuant to Section 6 of the Plan shall be determined by the Committee at the Date of Grant; provided, however, that (a) the Exercise Price for any Qualified Option shall not be less than 100% of the Fair Market Value of the Common Stock at the Date of Grant, and (b) if the Optionee owns more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, as more fully described in Section 422(b)(6) of the Code or any successor provision (such stockholder is referred to herein as a "10-Percent Stockholder"), the Exercise Price for any Qualified Option granted to such Optionee shall not be less than 110% of the Fair Market Value of the Common Stock at the Date of Grant.

9. VESTING. Subject to Section 11 of this Plan, each Option award under the Plan shall vest in accordance with the vesting provisions set forth in the applicable Option Agreement. The Committee may, but shall not be required to, permit acceleration of vesting upon any sale of the Company or similar transaction. An Option Agreement may contain such additional provisions with respect to vesting as the Committee shall specify.





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10.      EXERCISE.  An Optionee may pay the Exercise Price of the shares of
Common Stock as to which an Option is being exercised by the delivery of (a) cash, (b) a certified or cashier's check, (c) at the Committee's option, previously owned shares of Common Stock having a Fair Market Value on the date immediately preceding the exercise date equal to the Exercise Price or (d) at the Committee's option, any other consideration that the Committee determines is consistent with the Plan's purpose and applicable law.

         If the shares to be purchased are covered by an effective registration statement under the Securities Act of 1933, as amended, any Option granted under the Plan may be exercised by a broker-dealer acting on behalf of an Optionee if (a) the broker-dealer has received from the Optionee or the Company a fully-and duly-endorsed agreement evidencing such Option, together with instructions signed by the Optionee requesting the Company to deliver the shares of Common Stock subject to such Option to the broker-dealer on behalf of the Optionee and specifying the account into which such shares should be deposited, (b) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise, and (c) the broker-dealer and the Optionee have otherwise complied with Section 220.3(e)(4) of Regulation T, 12 CFR Part 220, or any successor provision.

11. WHEN QUALIFIED OPTIONS MAY BE EXERCISED. No Qualified Option shall be exercisable at any time after the expiration of ten (10) years from the Date of Grant; provided, however, that if the Optionee is a 10-Percent Stockholder on the Date of Grant of such Qualified Option, then such Option shall not be exercisable after the expiration of five (5) years from its Date of Grant.

         In addition, if an Optionee of a Qualified Option ceases to be an employee of the Company or any Related Company for any reason, such Optionee's vested Qualified Options shall not be exercisable after (a) ninety (90) days following the date such Optionee ceases to be an employee of the Company or any Related Company, if such cessation of service is not due to the death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code) of the Optionee, or (b) twelve (12) months following the date such Optionee ceases to be an employee of the Company or any Related Company, if such cessation of service is due to the death or permanent and total disability (as defined above) of the Optionee. Upon the death of an Optionee, any vested Qualified Option exercisable on the date of death may be exercised by the Optionee's estate or, if the Optionee's estate is not in administration, by a person who acquires the right to exercise such Qualified Option by bequest or inheritance or by reason of the death of the Optionee, provided that such exercise occurs within both the year after the date of death and the remaining option term of the Qualified Option. This Section 11 only provides the outer limits of allowable exercise dates with respect to Qualified Options; the Committee may determine that the exercise period for a Qualified Option shall have a shorter duration than as specified above.

12. OPTION FINANCING. Upon the exercise of any Option, the Company may, but shall not be required to, make financing available to the Optionee for the purchase of shares of Common Stock pursuant to such Option on such terms as the Committee shall specify.

13. WITHHOLDING TAXES. The Committee shall make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Company is required





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by any law or regulation of any governmental authority to withhold in connection with any Option including, but not limited to, withholding the issuance of all or any portion of the shares of Common Stock subject to such Option until the Optionee reimburses the Company for the amount it is required to withhold with respect to such taxes, cancelling any portion of such issuance in an amount sufficient to reimburse the Company for the amount it is required to withhold or taking any other action reasonably required to satisfy the Company's withholding obligation.

14.      CONDITIONS ON ISSUANCE OF SHARES.

         (a) The Company shall not be obligated to sell or issue any shares of Common Stock upon the exercise of any Option unless the issuance and delivery of such shares shall comply with all relevant provisions of applicable federal and state securities laws (or are exempt from such registration requirements) and the requirements of NASDAQ or any stock exchange upon which shares of Common Stock may then be listed.

         As a condition to the exercise of any Option, the Company may require the person exercising the Option to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of applicable federal or state securities laws.

         The Company shall not be liable for refusing to sell or issue any shares covered by any Option if the Company cannot obtain authority from the appropriate regulatory bodies deemed by the Company to be necessary to lawfully sell or issue such shares. In addition, the Company shall have no obligation to any Optionee, express or implied, to list, register or otherwise qualify the shares of Common Stock covered by any Option.

         (b) No Optionee will be, or will be deemed to be, a holder of any Common Stock subject to an Option unless and until such Optionee has exercised his or her Option and paid the purchase price for the subject shares of Common Stock. Except as set forth in the applicable Option Agreement, each Option shall be transferable only by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder.

         (c) Any Common Stock issued to a person who would be deemed an officer or director of the Company under Rule 16b-3 pursuant to the exercise of an Option shall not be transferred until at least six months have elapsed from the Date of Grant to the date of disposition of the Common Stock underlying such Option.

15. RESTRICTIONS ON SHARES. Shares of Common Stock issued pursuant to the Plan shall be subject to restrictions on transfer under applicable federal and state securities laws. The Board or Committee may impose such additional restrictions on the ownership and transfer of shares of Common Stock issued pursuant to this Plan as it deems desirable; such restrictions shall be set forth in the applicable Option Agreement.

16. MODIFICATION OF OPTIONS. At any time and from time to time, the Committee may execute an instrument providing for modification, extension or renewal of any outstanding Option, provided





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that no such modification, extension or renewal shall impair the Option without the consent of the holder of the Option or conflict with the provisions of Rule 16b-3. Notwithstanding the foregoing, (a) in the event of such a modification, substitution, extension or renewal of a Qualified Option, the Committee may increase the Exercise Price of such Option if necessary to retain the qualified status of such Option, and (b) the Committee may, in its discretion and without the holder's consent, convert any Qualified Option into a Nonqualified Option.

17. EFFECT OF CHANGE IN STOCK SUBJECT TO THE PLAN. Subject to the specific terms of an Option Agreement to the contrary, in the event that each of the outstanding shares of Common Stock (other than shares held by dissenting stockholders) shall be changed into or exchanged for a different number or kind of shares of stock of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise), or in the event a stock split or stock dividend shall have occurred, then the Company may either (a) substitute for each share of Common Stock then subject to Options or available for Options the number and kind of shares of stock into which each outstanding share of Common Stock (other than shares held by dissenting stockholders) shall be so changed or exchanged, or the number of shares of Common Stock as is equitably required in the event of a stock split or stock dividend, together with an appropriate adjustment of the Exercise Price or (b) cancel all such Options as of the effective date of any merger, consolidation, recapitalization, reclassification, split-up or combination of shares by giving written notice to each holder thereof or his or her personal representatives of its intention to do so and by permitting the exercise of all such Options, without regard to determinations of periods or installments of exercisability during the thirty
(30) day period immediately preceding such effective date. The Committee may, but shall not be required to, provide additional anti-dilution protection to an Optionee under the terms of the Optionee's Option Agreement, or otherwise.

18.      ADMINISTRATION.

         (a) Notwithstanding anything to the contrary, to the extent necessary to comply with the requirements of Rule 16b-3, the Plan shall be administered by the Board, if each member is a Disinterested Director, or, at the option of the Board, a committee of two or more Disinterested Directors appointed by the Board (the group responsible for administering the Plan is referred to herein as the "Committee"). Options may be granted under Section 6 only by majority agreement of the members of the Committee. Subject to the limitations and qualifications set forth in this Plan, the Committee shall also determine the number of Options to be granted, the number of shares subject to each Option grant, the Exercise Price(s) of each Option, the vesting and exercise period of each Option, whether an Option may be exercised as to less than all of the Common Stock subject thereto, and such other terms and conditions of each Option, if any, as are consistent with the provisions of this Plan. Except with respect to Section 18(b), the Committee shall have complete authority to construe, interpret and administer the provisions of the Plan and the provisions of the Option Agreements; to prescribe, amend and rescind rules and regulations pertaining to the Plan; to abandon, suspend or terminate this Plan (subject to Section 18(d)); and to make all other determinations necessary or deemed advisable in the administration of the Plan. The determinations, interpretations and constructions made by the Committee shall be final and conclusive. No member





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of the Committee shall be liable for any action taken, or failed to be taken, made in good faith relating to the Plan or any award thereunder, and the members of the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys' fees) arising therefrom to the fullest extent permitted by law.

         (b) Members of the Committee shall be specified by the Board, and shall consist solely of Disinterested Directors. Disinterested Directors shall not be eligible to receive Options to purchase Common Stock pursuant to Section 6.

         (c) Notwithstanding Section 18(a), to comply with Rule 16b-3, no amendment may be made without the approval of the stockholders of the Company by the affirmative votes of the holders of a majority of the shares of Common Stock then issued and outstanding, which amendment would materially (i) increase the benefits accruing to participants under the Plan, (ii) increase the number of securities that may be issued under the Plan, other than in accordance with Section 17 hereof, or (iii) modify the requirements as to eligibility for participation in the Plan.

         (d) Although the Committee may abandon, suspend or terminate the Plan at any time, all Qualified Options must be granted within ten (10) years from the effective date of the Plan or the date the Plan is approved by the stockholders of the Company, whichever is earlier.

19. CONTINUED EMPLOYMENT NOT PRESUMED. Neither this Plan or any document describing it nor the grant of any Option shall give any Optionee the right to continue in the employment of the Company or affect the right of the Company to terminate the employment of any such person with or without cause, subject to the terms of any applicable employment contract.

20. LIABILITY OF THE COMPANY. Neither the Company, its directors, officers or employees, nor any Subsidiary, shall be liable to any Optionee or other person if it is determined for any reason by the Internal Revenue Service or any court having jurisdiction that any Qualified Option granted hereunder does not qualify for tax treatment as an incentive stock option under Section 422 of the Code.

21. GOVERNING LAW. THE PLAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AND THE UNITED STATES, AS APPLICABLE, WITHOUT REFERENCE TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

22. SEVERABILITY OF PROVISIONS. If any provision of this Plan is determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the remaining provisions of the Plan, but such invalid, illegal or unenforceable provision shall be fully severable, and the Plan shall be construed and enforced as if such provision had never been inserted herein.





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